Exhibit 10.4

KCAP Financial, Inc.

EXECUTIVE

Restricted Stock Award Agreement

KCAP FINANCIAL, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.

The undersigned Grantee (the “Grantee”) (i) acknowledges receipt of an award (the “Award”) of restricted stock from KCAP Financial, Inc., a Delaware corporation (the “Company”), under the Company’s 2006 Equity Incentive Plan as Amended and Restated Effective June 20, 2014 (the “Plan”), subject to the terms set forth below and in the Plan; and (ii) agrees with the Company as follows:

1.	Effective Date. This Restricted Stock Award Agreement (the “Award Agreement”) shall take effect as of June 20, 2014, which is the grant date of the Award (the “Grant Date”). The Grantee shall be the record owner of the Shares on the Grant Date.

2.	Shares Subject to Award. The Award consists of a total of _________________________ shares of Common Stock of the Company, par value $0.01 per share (the “Shares”).

The Grantee’s rights to the Shares are subject to the restrictions described in this Award Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

3.	Nontransferability of Shares. Except as provided in this Award Agreement or the Plan, the Shares acquired by the Grantee pursuant to this Award Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed and are subject to a substantial risk of forfeiture.

4.	Forfeiture Risk. If the Grantee's employment with the Company and its subsidiaries ceases for any reason, then, except as provided in Section 7, any and all outstanding and unvested Shares acquired by the Grantee hereunder shall be automatically and immediately forfeited.

The Grantee hereby (i) appoints the Company as the attorney-in-fact of the Grantee to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

5.	Book Entry Form. Unvested Shares are to be held in book entry form and the Grantee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.

6.	Certificates for Unvested Shares. The Company may, upon request, issue the Grantee a certificate representing unvested Shares. The administrative costs and risk of loss of such certificated shares are the sole responsibility of the Grantee. In addition to any legend required by applicable law, any certificates issued representing Shares shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE KCAP FINANCIAL, INC. 2006 EQUITY INCENTIVE PLAN AS AMENDED AND RESTATED EFFECTIVE JUNE 20, 2014, AND THE RESTRICTED STOCK AWARD AGREEMENT RELATING TO THE SHARES ENTERED INTO BETWEEN THE REGISTERED OWNER AND KCAP FINANCIAL, INC. COPIES OF SUCH PLAN AND AWARD AGREEMENT ARE ON FILE IN THE OFFICES OF KCAP FINANCIAL, INC.

7.	Vesting of Shares. Unless earlier vested pursuant to the Plan, the restrictions on the Shares granted hereunder shall lapse, i.e., the Shares shall vest, during the Grantee’s employment by the Company or a subsidiary thereof in accordance with the provisions of this Section 7 and applicable provisions of the Plan, as follows:

i.	The Shares shall vest in four (4) equal annual installments beginning on the first anniversary of the Grant Date, provided that the Grantee remains in the continuous employment of the Company or a subsidiary through each vesting date.

ii.	Notwithstanding the foregoing, if the Grantee’s employment is terminated by the Company without Cause or due to the Grantee’s death or Disability, then the Shares that otherwise would have vested on the anniversary of the Grant Date that next follows the date of Grantee’s termination (if not already vested) shall immediately vest, and all other unvested Shares will be automatically and immediately forfeited.

iii.	Further notwithstanding the foregoing and except as otherwise provided in an employment agreement between the Grantee and the Company, if there is a Covered Transaction and (x) the successor or acquiring entity (if any) does not assume, convert or replace the Award with an equivalent award, then the Shares shall vest in full upon such Covered Transaction, or (y) the successor or acquiring entity (if any) does assume, convert or replace the Award with an equivalent award and the Grantee’s employment is terminated by the Company (or any successor or acquiring entity) without Cause or the Grantee resigns from his or her employment with the Company (or any successor or acquiring entity) for Good Reason, in either case within twenty-four (24) months immediately following the Covered Transaction, then the Shares shall vest in full upon such termination of employment or resignation (as applicable).

Notwithstanding any provision to the contrary in the Plan or this Agreement, if any accelerated vesting of Shares pursuant to Section 7(iii), either alone or together with all other payments and benefits received or to be received by the Grantee from the Company or any of its affiliates would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (or any successor thereto), and the net amount that would be retained by the Grantee after all taxes were paid would be less than if the accelerated vesting of Shares was limited to the greatest amount of acceleration that would result in no amounts being subject to such excise tax, then the accelerated vesting to which the Participant is entitled shall be so limited. The Company shall make all determinations under this paragraph, provided that if the Participant disagrees with any such determinations, the Company shall engage a national accounting firm selected by the Company to make such determinations, and such determinations shall be final and binding on the Participant. To the extent that Shares hereunder are not vested as a consequence of the limitation contained in this paragraph, then the Award (to the extent not so accelerated) shall be deemed to remain outstanding and shall be subject to the provisions hereof and of the Plan as if no acceleration of vesting had occurred.

For purposes of this Award Agreement:

a)	“Cause” shall mean (i) Grantee’s repeated material failure to perform (other than by reason of Disability), or gross negligence in the performance of, his or her duties and responsibilities to the Company or any of its Affiliates which failure is not cured within thirty (30) days after written notice of such failure or negligence is delivered to Grantee; (ii) Grantee’s material breach of any agreement between Grantee and the Company or any of its Affiliates which breach is not cured within thirty (30) days after written notice of such breach is delivered to Grantee; (iii) commission by Grantee of a felony involving moral turpitude or fraud with respect to the Company or any of its Affiliates; (iv) Grantee being sanctioned by a federal or state government or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court to have committed any such violation; or (v) Grantee’s failure to comply with (A) any material Company policy or procedure, including without limitation, the Codes of Ethics, policies and procedures of the Company, or (B) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law which is not cured within thirty (30) days after written notice of such violation is delivered to Grantee.

b)	“Covered Transaction” shall mean the occurrence of one of the following events:

(i)          The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act (excluding, for this purpose, the Company or its Affiliates) of beneficial ownership of 33% or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors.

(ii)         Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who first becomes a director subsequent to the date hereof whose recommendation, election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company as described in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for the purposes of this agreement, considered as though such person were a member of the Incumbent Board; or

(iii)        Approval by the stockholders of the Company of a reorganization, share exchange, merger or consolidation with respect to which, in any such case, the persons who were the stockholders of the Company immediately prior to such reorganization, share exchange, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company;

(iv)        Approval by the stockholders of a plan of complete liquidation or dissolution of the Company; or

(v)         A sale of all or substantially all of the assets of the Company.

c)	“Disability” means Grantee’s inability to perform the essential duties, responsibilities and functions of his or her position with the Company (as determined by the Board in its good faith judgment, consistent with its policies and past practice) as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable..

d)	“Good Reason” shall mean, without Grantee’s consent, the occurrence of one or more of the following events: (i) material diminution in the nature or scope of Grantee’s responsibilities, duties or authority; (ii) material reduction in Grantee’s annual base salary or annual target bonus opportunity; (iii) Grantee being required to relocate to a principal place of employment outside of New York, New York; (iv) the Company’s failure to renew any employment agreement with Grantee in accordance with the terms of such employment agreement; or (v) a change in Grantee’s reporting relationships within the Company that occurs in anticipation of or within twenty four (24) months after a Covered Transaction.

e)	“Payment” shall mean any transfer of property within the meaning of Section 280G of the Internal Revenue Code.

8.	Settlement of Vested Shares. Each Share that is vested in accordance with this Award Agreement shall be settled by the issuance of a whole share of Common Stock.

Unless a Section 83(b) election is made within 30 days of the Grant Date, vested Shares shall be treated as compensation and shall be taxed at normal federal, state and local income tax rates at the fair value of the Shares on the vesting date.

The Company's obligation to deliver a certificate upon vesting representing such vested Shares shall be subject to the Grantee’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. The Grantee may satisfy such obligation(s), in whole or in part, by (i) delivering to the Company a check for the amount required to be withheld or (ii) if permitted under the 1940 Act and as the Board in its sole discretion approves in any specific or general case, having the Company withhold Shares or delivering to the Company already-owned shares of Common Stock, in either case having a fair market value equal to the amount required to be withheld, as determined by the Company. In addition, to the extent that the Company so chooses, the Company can hold back 100% of the Grantee's compensation earned after such obligations arose and such held back amount shall be applied by the Company to satisfy such obligations.

9.	Delivery of Vested Shares. Delivery of vested Shares is conditioned on: (i) the Grantee’s satisfaction of applicable tax withholding requirements as set forth in Section 8 of this Award Agreement; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

For any vested Shares that have been requested to be settled by the Grantee, the Company will take such steps as it deems necessary or appropriate to record and manifest such Shares for delivery to the Grantee without restriction on transferability. At the direction of the Grantee, delivery may be either in book-entry form through the Depository Trust Company (or a nominee thereof) to an account at the Grantee’s direction or certificated, without the aforesaid legend, and issued and delivered to the Grantee. The Grantee agrees to complete and execute any documents and to take any additional action that the Company may request to enable it to deliver the vested Shares to the Grantee.

10.	Fractional Shares. Fractional shares shall not vest hereunder, and when any provision hereof may cause a fractional share to vest, any vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a vested whole share.

11.	Dividends, etc. The Grantee shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those vested and unvested Shares of which the Grantee is the record owner on the record date for such dividend or other distribution, whether or not vested at such time, in the same form and amount as any holder of Stock receives, and (ii) vote any Shares of which the Grantee is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the “Associated Share”) acquired hereunder, by reason of a stock dividend, stock split or other similar adjustment to the Stock pursuant to Section 4(d) of the Plan, shall be subject to the restrictions of this Award Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited. Notwithstanding the foregoing, the Grantee shall elect, and hereby irrevocably appoints the Company’s Chairman of the Board and the Company’s Secretary as the Grantee’s attorneys-in-fact to elect on Grantee’s behalf in the absence of an election from Grantee, to receive cash distributions under the Company’s dividend reinvestment plan in respect of all unvested Shares under this Award Agreement.

12.	Sale of Vested Shares. The Grantee acknowledges and agrees that any Common Stock issued in respect of vested Shares hereunder may be traded only as permitted by the Company’s Codes of Ethics, policies and procedures.

13.	Provisions of the Plan. This Grant is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Award is available to the Grantee and the Grantee agrees to be bound by the terms of the Plan and this Award. In the event of any conflict between the terms of this Award and the Plan, the terms of this Award shall control.

14.	Definitions. Capitalized terms defined in this Award Agreement are used herein as so defined. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the meaning provided in the Plan.

15.	Change in Capital Structure. In accordance with Section 4(d) of the Plan, the terms of this Award Agreement shall be adjusted as the Board determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

16.	No Employment Commitment; Tax Treatment. Nothing herein contained shall be deemed to be or constitute an agreement or commitment by the Company or any of its subsidiaries to continue the Grantee in its employ. The Company makes no representation about the tax treatment to the Grantee with respect to receipt or settlement of the restricted Shares or acquiring, holding or disposing of the Shares.

17.	Grantee Bound by Plan. The Grantee hereby acknowledges that a copy of the Plan as in effect on the date hereof has been made available to the Grantee and agrees to be bound by all the terms and provisions thereof (as such Plan may be amended from time to time in accordance with the terms thereof).

18.	General. For purposes of this Award Agreement and any determinations to be made by the Board or the Committee, as the case may be, hereunder, the determinations by the Board or the Committee, as the case may be, shall be binding upon the Grantee and any transferee.

Agreed as of the Grant Date Shown Above:

KCAP FINANCIAL, INC.		GRANTEE

Name:	Edward U. Gilpin	Print Name
Title:	Chief Financial Officer

Signature